Memorandum of Understanding

Between

Cleanfield Energy, Inc.

And

Infrastructure Developments Corp.

Concerning Cooperation in a Strategic Partnership to Develop Compressed Natural Gas (CNG) Refueling Stations and Related Infrastructure

I.                    Purpose

The purpose of this Memorandum of Understanding (MOU) is to identify a framework and partnership between Cleanfield Energy, Inc. (“CEI”) and Infrastructure Developments Corp. (“IDVC”), hereinafter referred to as the Parties, to strengthen coordination of efforts to develop,  own and manage Compressed Natural Gas (CNG) refueling stations and the associated infrastructure, as well as perform due diligence to determine the viability of investment into,  including investing in the development, operation and ownership of other alternative fuel(s), their applications, production and distribution.  The purpose of the business mentioned above is:

(1) to increase efforts on a local, state, and national scale in order to reduce harmful emissions, including Greenhouse Gases (GHG), thereby increasing the quality of life of the local citizenry and protecting our environment,

(2) to enhance the U.S. Energy Security by reducing our dependence on foreign oil imports,  and,

(3) to create fiscally responsible programs that save municipal, state, school system, transit authority and private fleet operations substantial monies as a result of conversion from petroleum-based fuels to CNG and other alternative fuels, helping to transition America to a low carbon economy.

(4) to generate a reasonable profit for the stakeholders of both parties, though focused pursuit of the business plan, without jeopardizing the integrity of the above purposes.

II.                 Legal Authority

CEI enters into this MOU under the authority of general and specific rights and purposes as described in CEI’s Articles of Incorporation.  IDVC enters into this MOU under authority of its general and specific rights and purposes referenced in its Articles of Incorporation.

III.               Background

IDVC has expressed the intent to partner with CEI to develop, own and operate Compressed Natural Gas (CNG) refueling stations to be located initially in the Western U.S, specifically in the states of Arizona, Utah, Colorado, and Oregon. CEI plans to utilize its relationships with local, state, federal and industry participants to gain entrance into the markets associated within the geographical area mentioned herein, including supplier and end-user customers, as well as other relationships and expertise provided by CEI.  In addition, CEI plans to utilize the expertise,  financial status, contacts and general expertise of IDVC to co-invest, provide capital for investment, consultancy and engineering expertise, development and construction and other assets and resources in the CNG infrastructure projects and other energy related projects.  IDVC is currently involved in infrastructure projects and has the experience and expertise to assist CEI in its energy related projects.

IV.              Activities

Specific activities covered under this MOU include, but are not limited to:

A.  Evaluate energy systems and technology management solutions that meet the objectives of providing clean energy and reduce America’s dependence on foreign oil, and work collaboratively to identify a strategy for the deployment and development of the processes necessary to achieve the goals mentioned above.

B.  Maximize CEI’s access to IDVC’s technical expertise and assistance through cooperation in the deployment of methodologies used in the development of CNG and other alternative fuel(s) distribution facilities.

Technology areas may include, but are not limited to, environmental remediation, energy efficiency, renewable energy, alternative fuels, efficient transportation technologies, and fueling infrastructure, storage, waste-to-energy, and related areas.

C.  Expand cooperation related to energy management practices and knowledge exchange, working to ensure compliance with defined and statutory goals and objectives, particularly in the area of GHG reductions, and encourage the sharing of data, including, but not limited to data on internal energy management projects and technical assistance projects.

D.  Develop joint initiatives for energy related technology and development of mutual interest.

E.  Develop human capital within CEI and IDVC through teaching and education, training and knowledge exchange practices.

F.  Encourage professional exchanges and formal liaison relationships between all CEI and IDVC components including, but not limited to, headquarters, applications related to software, financing, development, construction, emission calculations, funding sources, transportation, etc.

G.  Collaborate on issues related to strategic needs, business modeling and methodology, licensing, regulatory, integration of technologies with other industrial applications, development of strategic alliances, governmental incentives and research, and general business expansion modeling, and more.

Exhibit 10.9

V.                 Implementation

CEI and IDVC intend to develop and conduct cooperative activities related to identified high priority energy strategic needs, where such cooperation contributes to the efficiency, productivity, and overall success of the activity.

The Parties intend for the activities to be executed under the MOU to be established by a joint CEI/IDVC Executive Committee.

The Executive Committee may establish working groups of the Parties’ employees to perform and execute necessary activities contemplated by this MOU at their discretion.  The Executive Committee and its working groups may make consensus recommendations based on their collaboration.

The Executive Committee will determine an appropriate regular meeting schedule, not be less than four times annually.  Co-Chairs may be appointed by each Party hereto and shall be responsible for the development and distribution of agendas, presentations, and minutes of each meeting.  Action items will be clearly identified and tracked in the minutes.

The Co-Chairs for any reporting to the appropriate designated Parties’ Officers and will outline accomplishments, issues, redirections, and change assessments.  The reporting will be coordinated by the Co-Chairs as appropriate.

The Co-Chairs will be responsible for any reports or presentations that are requested by other organizations, subject to the necessary review of each Party.

VI.              Funding

Each Party intends to coordinate their individual funding and resource decisions in order to maximize the benefits of cooperation under this MOU.  Any transfer of funds or sharing of resources between the parties will be pursuant to a separate or pre-existing agreement.

VII.            General

Work under this MOU will be jointly planned and monitored by CEI and IDVC.  In the event any activity undertaken by the Parties to implement the purposes of this MOU involves access to and sharing or transfer of technology subject to patents  or  other  intellectual  property  rights,  such  access  and  sharing  or transfer will be provided on terms which recognize and are consistent with the adequate and effective protection of intellectual property rights.

This MOU is strictly for internal management purposes for each of the Parties.  It is not legally enforceable and shall not be construed to create any legal obligation on the part of either party.   This MOU shall not be construed to provide a private right or cause of action for or by any person or entity.

This MOU in no way restricts either of the Parties from participating in any activity with public or private agencies, organizations, or individuals, provided that neither party engages in activities similar to those described above that might be considered competitive with or counter- productive to this MOU.  All agreements herein are subject to, and will be carried out in compliance with all Federal and State applicable laws, regulations and other legal requirements.

This MOU is neither a fiscal nor funds obligation document. Nothing in this MOU authorizes or is intended to obligate the Parties to expend, exchange, or reimburse funds, services, or supplies, or transfer or receive anything of value.

VIII.         Contacts/Designated Representatives

Jim Kisselburg

Cleanfield Energy, Inc.

1418 N. Scottsdale Rd., Suite 542,

Scottsdale AZ 85257

Eric Montandon, Director

Infrastructure Developments Corp

299 South Main, 13th Floor

Salt Lake City, Utah  84111

IX.              Duration of Agreement

This MOU is effective on the date of the final signature and will remain in effect until it is terminated by mutual agreement of the Parties or by either Party providing ninety days written notice to the other. This MOU may be modified at any time by written agreement of the Parties.  Nothing in this MOU shall be interpreted to limit or otherwise affect any authorities, powers, rights, or privileges accorded to CEI or IDVC or any of the officers, employees, or organizational units under any statute, rule, regulation, contract, or agreement.

Agreed:

/s/ Eric Montandon

Eric Montandon                                                                       Date: July 1, 2011

Infrastructure Developments Corp.

/s/ Jim Kisselburg

Jim Kisselburg                                                             Date: July 1, 2011

Cleanfield Energy, Inc.

July 7, 2011

Jim Kisselburg
CEO
Cleanfield Energy, Inc.
Scottsdale AZ

REF: Expanded MOU terms between IDVC and CEI

Jim,

As per our original MOU, both parties were to be responsible for their own funding to pursue our collaborated effort to build CNG filing stations.

We are willing to provide interim funding to CEI, to be used for minor expenses to further our business plan, based on an as needed budget up to $2,000 per month.

In return for this, we require:

1.                  Right of first refusal to acquire all or part of CEI, or form a more comprehensive joint venture, during the period of time that we are providing funding. Terms to be negotiated.

2.                  Exclusive rights to collaborate with CEI in the pursuit of the business plan, during the period of time when we are providing funding.

Terms of the ROFR and exclusive rights clause will require you to disclose all details of any discussions you are undertaking with other parties, prior to finalizing negotiations or making any commitments on behalf of CEI.

All funding provided to CEI from IDVC will be booked as short term loans, with 0 interest payable, for the time being.   The loans can be converted to equity or long terms loans at a later date, upon mutual agreement.

Please sign below if you are in agreement with these terms.

Regards,

/s/ Eric Montandon                                                      /s/ Jim Kisselburg

Eric Montandon                                                                       Accepted: Jim Kisselburg
Director                                                                       CEO